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                                `       `                       Exhibit 10.03
                            [HEALTH-MOR LETTERHEAD]


September 11, 2001



Mr. John A Pryor
HMI Industries Inc.
6000 Lombardo Center, Suite 500
Seven Hills, OH 44131


RE:      Terms and Conditions of Employment
         ----------------------------------

Dear John:

This is to confirm the terms and conditions of your employment as President and Chief Operating Officer of HMI Industries Inc. (the "Company") beginning on September 11, 2001 and continuing thereafter for an indefinite period, subject to the severance terms specified below. The terms and conditions of your employment are as follows:

         1. Your duties shall be consistent with the offices of President and Chief Operating Officer, as may be specified from time to time by the Chairman and Chief Executive Officer of the Company and the Board of Directors. You shall devote your time, energies and skills on a full-time basis to performing your duties for the Company.
         2. You will be based in the Seven Hills, Ohio office at the address listed above.
         3. You shall receive an annual base compensation of $215,000, payable semi-monthly on the 15th and last day of each month, in the amount of $8,958.33.
         4. You shall be eligible to participate in the Company's Executive Incentive Plan, and you shall be an eligible participant in the Omnibus Plan (as defined below.)
         5. As a "Key Employee" defined under the Company's 1992 Omnibus Long-Term Compensation Plan (the "Omnibus Plan"), you shall receive a grant of certain shares of Restricted Common Stock as defined under the Omnibus Plan. Such shares of the Company's Common Stock shall become fully vested at the earlier of September 10, 2003 or upon a "Change in Control" of the Company, as defined by the Omnibus Plan. Such shares shall be subject to be issued to you due to a subdivision of the Company's outstanding Common Stock resulting from a stock dividend or stock split, or a decrease in the number of such shares due to a combination of the Company's outstanding Common Stock into a smaller number of shares resulting from a reverse stock split.
         6.   You will be entitled to 4 weeks vacation beginning in 2002.


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         7.   You shall receive an automobile allowance of $750 per month plus reimbursement for gasoline, oil, maintenance, and automobile insurance including full damage and liability coverage. The personal injury liability coverage shall include limits of $500,000 per person and $500,000 per accident, and property damage coverage of $250,000.
         8. In the event the Company terminates your employment for any reason other than "for cause" (as defined below"), you shall receive the following severance benefits.
              a) You shall receive a full years salary of $215,000, promptly upon such termination.
              b) All shares of Restricted Common Stock granted or to be granted to you under the Omnibus Plan that have not yet vested shall vest immediately, and certificates representing such shares shall be promptly delivered to you. At that time, all restrictions applicable to such shares shall be terminated, except to the extent necessary to comply with applicable securities law.
              c) All options granted or to be granted to you to purchase the Company's Common Stock that have not yet vested shall vest immediately.

         Termination "for cause" shall mean termination of your employment by the Company due to your (i) malfeasance or (ii) conviction of, or admission to, a crime involving moral turpitude.

I believe that the above terms and conditions of your employment by the Company are consistent with the prior discussion we have had. Please acknowledge your acceptance and agreement below.

                                 Sincerely,



                                 By:  /s/ James R. Malone
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                                          James R. Malone
                                          Chairman and CEO


Accepted and agreed to by:

/s/ John A. Pryor
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John A. Pryor